Exhibit 99.1

Advanced Micro Devices, Inc. to Offer $1.8 Billion of Convertible Senior Notes

SUNNYVALE, Calif., April 23, 2007 (PR NEWSWIRE) — Advanced Micro Devices, Inc. (NYSE: AMD) today announced its intention to offer, subject to market and other conditions, $1.8 billion aggregate principal amount of Convertible Senior Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Under certain circumstances, the notes are convertible into cash up to the principal amount and into shares of AMD’s common stock with respect to any conversion value above the principal amount. The interest rate, conversion price and other terms of the notes will be determined by negotiations between AMD and the initial purchasers of the notes. AMD expects to grant to the initial purchasers a 30-day option to purchase up to $400 million aggregate principal amount of additional notes to cover overallotments.

In connection with the offering, AMD expects to enter into capped call transactions which are intended to reduce the potential dilution to AMD’s common stockholders upon any conversion of the notes. The capped call transactions are expected to have a strike price that matches the conversion price of the convertible notes and we anticipate that the cap price in each capped call transaction will be approximately three times the closing price of our common stock on the date the capped call transactions are executed. AMD has been advised that, in connection with establishing a hedge of the capped call transactions, the counterparties to those transactions or their affiliates expect to enter into various derivative transactions with respect to AMD’s common stock and/or purchase AMD’s common stock in secondary market transactions concurrently with or shortly after the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various derivative transactions with respect to AMD’s common stock and purchase or sell AMD’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).

AMD expects to use a portion of the net proceeds of the offering to pay the cost of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, AMD expects to use a portion of the net proceeds from the sale of additional notes to enter into additional capped call transactions. AMD expects to use at least $500 million of the remaining net proceeds of the offering to repay a portion of the term loan AMD entered into with Morgan Stanley Senior Funding, Inc. to finance a portion of the purchase price of, and expenses related to, the acquisition of ATI Technologies Inc. AMD expects to use any amounts not applied to the repayment of the term loan for general corporate purposes, including working capital and capital expenditures.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and AMD’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that AMD may be unable to complete the offering. Other information on potential risk factors that could affect AMD, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in AMD’s annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.